Exhibit 15.1

Submission of Matters to a Vote of Security Holders

We held our Annual General Meeting of Shareholders on June 16, 2005. At the meeting, our shareholders voted on the following seven proposals and cast their votes as follows:

Proposal 1: To approve our Fiscal Year 2005 annual report and financial statements:

For	Against	Abstain
36,111,926	4,460	245,252
99.31%	0.01%	0.68%

Proposal 2: To approve a 2 for 1 split of our shares:

For	Against	Abstain
36,111,724	44,772	238,450
99.22%	0.12%	0.66%

Proposal 3: To approve that no dividend be distributed for Fiscal Year 2005 and that retained earnings accordingly be carried forward:

For	Against	Abstain
36,243,754	103,582	49,760
99.58%	0.28%	0.14%

Proposal 4: To approve the lowering of the minimum shareholding entitling shareholders to place an item on future AGM agendas to the lesser of (i) 1 percent of Logitech’s share capital or (ii) 1 million Swiss francs of nominal value:

For	Against	Abstain
36,299,600	25,524	71,090
99.73%	0.07%	0.20%

Proposal 5: To discharge members of the Board of Directors from liability for their activities during Fiscal Year 2005:

For	Against	Abstain
29,811,854	89,824	296,078
98.72%	0.30%	0.98%

Proposal 6: To elect the following nominees as directors for 3-year terms:

Nominee	For	Against	Abstain
Mathew Bousquette	36,217,158	116,584	67,614
	99.49%	0.32%	0.19%

Frank Gill	36,282,738	67,866	50,852
	99.67%	0.19%	0.14%

Gary Bengier	36,74,810	8,782	296,704
	99.16%	0.02%	0.82%

The terms of office of Logitech directors Daniel Borel, Guerrino De Luca, Kee-Lock Chua, Monika Ribar and Shin’ichi Okamoto continued after the meeting.

Proposal 7: To elect PricewaterhouseCoopers S.A. as our independent registered public accounting firm for the fiscal year ending March 31, 2006:

For	Against	Abstain
36,272,884	74,682	49,770
99.66%	0.21%	0.13%